Exhibit 10.24
OLIN STOCK OPTION/PERFORMANCE SHARE
CONTINUATION PROVISIONS FOR OLIN EMPLOYEES
September 1, 2021

After the end of an employee’s employment at Olin or a subsidiary, the employee’s vested Olin stock options remain exercisable for a specified period of time. The various plans permit that period to be extended by Olin. The continuation provisions included in the Long Term Incentive Plans (LTIP) for 2000, 2003, 2006, 2009, 2014, 2016, 2018 and 2021, or under Olin's stock option extension policy are summarized in the chart below.

Performance share awards that are vested at the time employment terminates pay out as scheduled, and so there is no extension policy. The relevant provisions of the performance share program are summarized below.

	Plan Provisions		Olin’s General
			Extension Policy
	Options	Performance Shares
Termination by Olin
–Without cause	3 mos. (1)	(6)	1 yr.
–With cause	Immediate expiration	(7)	N/A
–In sale or shut-down of business or spin-off	3 mos. (1)	(6)	2 yrs.
Quitting
–Without consent	Immediate expiration	(7)	N/A
–With consent	3 mos. (1)	(6)	1 yr.
Death
–While Olin Employee (2)	1 yr. (1)	(8)	Term of option
–While not an Olin Employee	(3)	(7)	N/A
Retires under Pension Plan (55 or over and at least 5 years’ service)	3 mos. (1)	(8)	Term of option
Disability	1 yr.	(8)	N/A
Transfer to JV
–Transfer to JV with Consent	3 mos. (1)	(6)	Term of option
–JV Termination without cause or with JV consent	(4)	(6)	(5)
–JV Termination with cause or without JV consent	Immediate expiration	(7)	N/A
Transfer to Sold Business (SB)
–Transfer to SB with Consent	3 mos. (1)	(6)	2 yrs.
–SB Termination without cause or with SB consent	(4)	(6)	(5)
–SB Termination with cause or without SB consent	Immediate expiration	(7)	N/A

(1) Under the 2006 LTIP, 2009 LTIP, 2014 LTIP, 2016 LTIP and 2018 LTIP, vested options automatically extend to term upon retirement, unless the Committee determines otherwise. Under the terms of the other LTIPs, Olin may extend this period until the expiration of the option, as specified in the option agreement.

(2) All unvested options vest automatically upon death of an employee and then all options may be exercised by the option holder's executor, administrator, personal representative or permitted transferee.

(3) Only options held by a former employee that were exercisable at the time of death may be exercised for the longer of the period the optionee could have exercised option had optionee not died or 1 year (which may be extended but not beyond the term of the option agreement).

(4) Although not addressed in the respective plan documents, after an employee leaves Olin to go to a joint venture or a sold business, Olin historically has considered the employee’s termination to be a termination with consent. If the joint venture or the sold business terminates the employee without cause or the employee quits without consent, see note 5.

(5) The employee may exercise any exercisable options until the earlier of 2 years after transfer to the joint venture/sold business or 1 year after termination from the joint venture/sold business.

(6) If performance award has not vested, Olin will determine the portion, if any, of the performance share award which will be forfeited and the form of payment the employee will receive. If the performance shares have vested, but have not been issued or paid, the employee is entitled to them and the performance share award will be paid as specified in the performance share program.

(7) If the performance shares have vested, but have not been issued or paid, the employee is entitled to them and the performance share award will be paid as specified in the performance share program. If they have not vested, then they expire immediately.

(8) If performance share award has not vested, employee will be entitled to a pro rata performance share award payable in cash. If the performance shares have vested, but have not been issued or paid, the employee is entitled to them and the performance share award will be paid as specified in the performance share program. (Refer to Performance Share Program for additional details.)

N.B. Options may never extend beyond the original term of the options under an employee’s option agreement. Except as noted above in Note (2), all extensions apply only to exercisable options; all unexercisable options expire.